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                         October 18, 2022

       James D. Taiclet
       Chief Executive Officer
       Lockheed Martin Corporation
       6801 Rockledge Drive
       Bethesda, MD 20817

                                                        Re: Lockheed Martin
Corporation
                                                            Definitive Proxy
Statement on Schedule 14A
                                                            Filed March 11,
2022
                                                            File No. 001-11437

       Dear James D. Taiclet:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                         Sincerely,


                         Division of Corporation Finance

                         Disclosure Review Program